STOCK PURACHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of October 25, 2024, and is made by and between NEXYUS PARTNERS, INC., a California Corporation (the "Seller"), and BZ Capital Strategies, a California corporation (the "Buyer").

WHEREAS, the parties desire that Seller transfer to Buyer a total of 2,000,000 shares of Series A Preferred shares, par value $0.0001 per share (the "Shares"), of AXIL Brands, Inc., a Delaware corporation (the "Company"), which are currently owned by Seller;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. TRANSFER.

1.1 Transfer of the Shares. In reliance upon the representations and warranties of the parties contained herein, and on the terms and subject to the conditions set forth herein, (a) Seller hereby sells, conveys, assigns, transfers and delivers the Shares to Buyer and (b) Buyer hereby agrees to accept the transfer of the Shares.

1.2 Consideration. The purchase price for the Shares shall be 2,000,000 of AXIL Brands, Inc. Series A Preferred Shares valued at $20,000 (the "Purchase Price") in the form of consulting services to be provided by the Buyer to the Seller which amounts to price per share of approximately $0.01 per share.

1.3 Deliveries. Upon execution of this Agreement and conveyance of Consideration to the Buyer, the Seller shall agree to deliver to the Buyer (or Buyer's designee) a certificate or certificates representing the Shares together with duly executed stock powers, stock transfer forms or other documents of transfer sufficient to convey the Shares to the Buyer, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the transfer of the Shares to the Buyer, free and clear of all claims, liens, pledges, charges, encumbrances and security interests (collectively, "Encumbrances") the earliest the certificates are issued by the Company or sixty days from the execution of this agreement. The Seller further agrees to execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment as may be required in order to effectively vest in the Buyer all of the Seller's right, title and interest in and to the Shares.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Buyer as follows:

2.1 The Seller (i) is the sole owner of the Shares and holds good and marketable title to the Shares, free and clear of any liens, security interests or other encumbrances, (ii) has not granted any other option or rights to the Shares or any interest therein and (iii) has not pledged, collaterally assigned or otherwise hypothecated any interest therein. The Seller's transfer, assignment and sale of the Shares to the Buyer will convey good and valid title to the Shares to Buyer, free and clear of any liens, security interests or other encumbrances.

2.2 The Seller has all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller pursuant to all necessary action on the part of the Seller.

2.3 This Agreement is legal, valid and binding upon and enforceable against the Seller in accordance with its terms.

2.4 No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or, to the Seller's knowledge, threatened which would prevent or delay the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby by the Seller or the consummation by the Seller of the transactions contemplated hereby or thereby.

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Seller as follows:

3.1 The Buyer has all requisite right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer pursuant to all necessary corporate or other action on the part of the Buyer.

3.2 This Agreement is legal, valid and binding upon and enforceable against the Buyer in accordance with its terms.

3.3 The Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission, as currently in effect.

3.4 The Buyer represents that it is acquiring the Shares solely for investment for the Buyer's own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.5 The Buyer has received all the information it considers necessary or appropriate (to the best of Buyer's knowledge) for deciding whether to acquire the Shares. The Buyer further represents that it has had an opportunity to ask questions and receive answers from the Seller regarding the business, properties, prospects and financial condition of the Company.

4. MISCELLANEOUS.

4.1 Amendments. This Agreement may be amended only by a written agreement signed by the Seller and the Buyer.

4.2 Expenses. Each party shall pay its own respective costs and expenses relating to this Agreement and the transactions contemplated hereby.

4.3 Assignment. This Agreement shall not be assigned by either the Buyer or the Seller or by operation of law or otherwise without the prior written consent of the other party.

4.4 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

4.5 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

4.6 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise

are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of any country having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Transfer Agreement to be executed as of the day and year first above written.

SELLER
NEXYUS PARTNERS, INC.

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Hamid Bahmie
President

BUYER
BZ CAPITAL STRATEGIES

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Jeff Brown
Principal